Exhibit 10.1

AMENDMENT TO THE SUPERTEL HOSPITALITY, INC. 2006 STOCK PLAN

The following sections of the Supertel Hospitality, Inc. 2006 Stock Plan are hereby amended in their entirety, effective May 28, 2009:

“2.1 Definitions. . .(i) “Fair Market Value” means, on any date, the closing sales price of the Stock as reported on the National Association of Securities Dealers Automated Quotation system (or on such other recognized market or quotation system on which the trading prices of the Stock are traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such system (or such other system) on such date, Fair Market Value shall mean the closing sale price on the immediately preceding date on which Stock transactions were so reported.”

and

“5.1 Number. Subject to the provisions of Section 5.3, the number of shares of Stock subject to Awards under the Plan may not exceed 300,000 shares of Stock. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose. The maximum number of shares of Stock with respect to which Awards may be granted to any one Participant under the Plan is 20% of the aggregate number of shares of Stock available for Awards under Section 5.1. A maximum of 20% of the shares of Stock available for issuance under the Plan may be issued as Restricted Stock or Stock Bonuses. A maximum of 20% of the shares of Stock available for issuance under the Plan may be issued in the aggregate to non-employee Directors.”

The foregoing amendment was approved by the shareholders at the company’s annual shareholders meeting on May 28, 2009.